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                                                                    Exhibit 11.1

(Dollars and shares in 000s, except per share amounts)

                        Affiliated Managers Group, Inc.
                 Statement Regarding Computation of Primary and
                        Fully Diluted Per Share Earnings

                                                           Historical                       Pro Forma, as adjusted
                                                           ----------                       ----------------------
                                                     Year Ended December 31,            Year Ended     Nine Months Ended
                                             -------------------------------------     December 31,      September 30,
                                              1994           1995            1996          1996              1997
                                              ----           ----            ----     -------------    ------------------
Net (loss) attributable to common
stock                                        $ (206)        $(2,936)       $(2,372)
                                             ------         -------        -------

Pro forma net income attributable to
common stock                                                                              $ 1,078           $ 3,970
                                                                                          -------           -------

Actual weighted average shares
outstanding                                   3,044           1,439            942            942             1,079

Weighted average cheap stock
outstanding during the period(1)                103             103            103            103               103

Assumed conversion of preferred
stock                                         1,331           3,513          5,586          5,586             5,586

Shares issued subsequent to
January 1, 1996(2)                                                                          9,371             9,371
                                             ------         -------        -------        -------           -------

Weighted average shares
outstanding                                   4,478           5,055          6,631         16,002            16,139

Net (loss) attributable to common
stockholders per share                       $(0.05)        $ (0.58)       $ (0.36)

Pro forma net income attributable to
common stockholders per share                                                             $  0.07           $  0.25

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(1)  In accordance with the Securities and Exchange Commission staff accounting
     Bulletin No. 83, issuances of Common Stock and Common Stock equivalents within one year prior to the initial filing date of the registration statement, at share prices less than the assumed initial public offering price of $21.50 per share (cheap stock), are considered to have been made in anticipation of the Offerings. Accordingly, these equity issuances are treated as if issued and outstanding, using the treasury stock method, for all periods presented.

(2) Includes (i) shares issued in connection with the Prior Investments and the Recent Financing, (ii) shares issued to shareholders of an Affiliate upon consummation of the Offerings, and (iii) shares issued in the Offerings.